EXHIBIT 4.2



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                                                                     EXHIBIT 4.2










                                  SEMPRA ENERGY


                     1998 NON-EMPLOYEE DIRECTORS' STOCK PLAN




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                                  SEMPRA ENERGY
                     1998 NON-EMPLOYEE DIRECTORS' STOCK PLAN

                  1. Purpose. The purposes of the Sempra Energy 1998 Non-Employee Directors' Stock Plan (the "Plan") are (i) to retain the services of qualified individuals who are not employees of SEMPRA ENERGY, a California corporation (the "Company"), to serve as members of the Board and to secure for the Company the benefits of the incentives inherent in increased Common Stock ownership by such individuals by awarding such individuals Director Shares and Options to purchase shares of Common Stock, and (ii) to provide such individuals an opportunity to defer payment of all or a portion of their Director's Fees in accordance with the terms and conditions set forth herein.

                  2. Definitions. For purposes of the Plan, the following terms shall be defined as follows:

                  "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

                  "Annual Meeting" means an annual meeting of the Company's stockholders.

                  "Beneficiary" or "Beneficiaries" means an individual or entity designated by a Non-Employee Director on a Beneficiary Designation Form to receive Deferred Benefit payments in the event of the Non-Employee Director's death.

                  "Beneficiary Designation Form" means a document, in a form approved by the Board, to be used by Non-Employee Directors to name their respective Beneficiaries.

                  "Board" means the Board of Directors of the Company.

                  A "Change in Control" of the Company shall be deemed to have occurred when:

                        (i) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                        (ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the


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                                                         2

                        election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                        (iii) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                        (iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially


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                                        3

                        the same proportions as their ownership of the Company immediately prior to such sale.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

                  "Common Stock" means the common stock, with no par value, of the Company.

                  "Deferral Election" means the election of a Non-Employee Director, made in accordance with the terms and conditions of the Plan, to defer all or a specified percentage of his Director's Fees for a Deferral Period.

                  "Deferral Election Form" means a document, in a form approved by the Board, pursuant to which a Non-Employee Director makes a Deferral Election.

                  "Deferral Period" means each period commencing on the date of an Annual Meeting and ending on the date immediately preceding the next Annual Meeting. The first Deferral Period under the Plan shall commence on the date of the Annual Meeting first following the Effective Date. If an individual becomes eligible to participate in the Plan after the commencement of a Deferral Period, the Deferral Period for the individual shall be the remainder of such Deferral Period.

                  "Deferred Benefit" means an amount that will be paid on a deferred basis under the Plan to a Non-Employee Director who has made a Deferral Election pursuant to Section 7.

                  "Deferred Compensation Account" means the bookkeeping account established for each Non-Employee Director. A Deferred Compensation Account is established only for purposes of measuring a Deferred Benefit and not to segregate assets or to identify assets that may be used to pay a Deferred Benefit.

                  "Director's Fees" means the cash portion of (i) any annual fee payable to a Non-Employee Director for service on the Board and (ii) any other fee determined on an annual basis and payable for service on, or for acting as chairperson of, any committee of the Board.

                  "Director Shares" means shares of Common Stock granted to a Non-Employee Director, which shall be subject to such terms and conditions as are set forth in Section 6 below.



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                  "Election Date" means the day that is 30 days prior to the commencement of a Deferral Period.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

                  "Fair Market Value" means, in the event that the Common Stock is traded on a recognized securities exchange, the closing price of the Common Stock on the date set for valuation, or in the event that the Common Stock is quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues system, an amount equal to the average of the high and low prices of the Common Stock on such quotations system on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations system; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Board.

                  "Non-Employee Director" means a member of the Board who is not an employee of the Company.

                  "Option" means an option to purchase shares of Common Stock awarded to a Non-Employee Director pursuant to the Plan, which option shall not be intended to qualify, and shall not be treated, as an "incentive stock option" within the meaning of Section 422 of the Code.

                  "Parent" means any corporation which is a "parent corporation" within the meaning of Section 424 of the Code with respect to the relevant entity.

                  "Person" means any person, entity, or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates,
         (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.



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                  "Phantom Stock Unit" means a bookkeeping unit representing one share of Common Stock.

                  "Retirement" means a Non-Employee Director ceasing to be a member of the Board as a result of retirement from the Board in accordance with the retirement policy then applicable to Board members from time to time.

                  3. Administration. The entire Board will be responsible for administering the Plan, provided, however, that the Board may delegate its administrative authority to a committee or to one or more officers of the Company at any time in its sole discretion. The Board will have authority to adopt such rules as it may deem appropriate to carry out the purposes of the Plan, and shall have authority to interpret and construe the provisions of the Plan and any agreements and notices under the Plan and to make determinations pursuant to any Plan provision. Each interpretation, determination or other action made or taken by the Board pursuant to the Plan shall be final and binding on all persons. No member of the Board shall be liable for anything whatsoever in connection with the administration of the Plan except such person's own willful misconduct. In the performance of its functions with respect to the Plan, the Board shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel and any other party the Board deems necessary, and no member of the Board shall be liable for any action taken or not taken in reliance upon any such advice.

                  4. Shares Available. Subject to the provisions of Section 8 of the Plan, the maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 1.5 million shares (the "Section 4 Limit"). Either authorized and unissued shares of Common Stock or treasury shares may be delivered pursuant to the Plan. For purposes of determining the number of shares that remain available for issuance under the Plan, the following rules shall apply:

                  (a) the number of shares subject to awards granted under the Plan shall be charged against the Section 4 Limit; and

                  (b) the Section 4 Limit shall be increased by:

                        (i) the number of shares subject to an Option that
                  lapses, expires or is otherwise terminated without the issuance of the underlying shares;

                        (ii) the number of Phantom Stock Units settled by the
                  delivery of consideration other than shares;

                        (iii) the number of shares tendered to pay the exercise
                  price of an Option; and



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                        (iv) the number of shares withheld to satisfy any tax
                  withholding obligations of a Non-Employee Director with respect to any shares or other payments hereunder.

                  5. Options. Each Non-Employee Director shall receive grants of Options under the Plan as follows:

                  (a) Option Grants.

                        (i) Initial Award. On either (A) the tenth business day
                  after the consummation of the combination of Enova Corporation and Pacific Enterprises to form the Company, for the Company's initial Board or (B) for all other Non-Employee Directors, at the Annual Meeting coincident with or first succeeding a Non-Employee Director's election to the Board (other than reelection for a successive term), such Non-Employee Director (including any Non-Employee Director who is reelected after a period during which he did not serve on the Board) shall receive a grant of an Option to purchase 15,000 shares of Common Stock. Such Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date of grant and shall be subject to the vesting schedule provided for in Section 5(b) and the other terms and conditions provided for herein.

                        (ii) Annual Awards. At each Annual Meeting other than
                  the Annual Meeting coincident with or first succeeding a Non-Employee Director's initial election to the Board (or reelection after a period during which he or she did not serve on the Board), each Non-Employee Director shall receive as of such date a grant of an Option to purchase 5,000 shares of Common Stock. Such Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on the date of grant and shall be subject to the vesting schedule provided for in Section 5(b) and the other terms and conditions provided for herein.

                  (b) Vesting Schedule of Options. Options awarded pursuant to the Plan shall vest and become exercisable on the date of the first Annual Meeting following the date of grant; provided, however, that an Option shall become fully vested and exercisable upon a Non-Employee Director ceasing to be a member of the Board as a result of death, Disability, Retirement or in the event of his involuntary termination of service on the Board other than for cause.

                  (c) Exercise of Options Following Termination of Service. If a Non- Employee Director ceases to be a member of the Board for any reason, then (A) the Non-Employee Director shall have the right, subject to the terms and


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                                        7

         conditions hereof, to exercise the Option, to the extent it has vested as of the date of such termination of service, at any time within one year after the date of such termination, and (B) the unvested portion of any Options awarded to the Non-Employee Director shall be forfeited as of the date of termination of service.

                  (d) Method of Exercise. The exercise price of an Option may be paid in cash or previously owned shares or a combination thereof and in whole or in part through the withholding of shares subject to the Option with a Fair Market Value equal to the exercise price. In accordance with the rules and procedures established by the Board for this purpose, an Option may also be exercised through a "cashless exercise" procedure approved by the Board involving a broker or dealer approved by the Board, that affords Non-Employee Directors the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy withholding tax obligations related to the Option.

                  (e) Restrictions on Transfer. An Option may not be transferred, pledged, assigned, or otherwise disposed of, except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined in the Code or Title I of ERISA (a "QDRO"); provided, however, that the Board may, subject to such terms and conditions as the Board shall specify, permit the transfer of an Option to a Non-Employee Director's family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. The Option shall be exercisable, during the Non-Employee Director's lifetime, only by the Non-Employee Director or by the person to whom the Option has been transferred in accordance with the previous sentence.

                  6. Director Shares. A Non-Employee Director may elect to receive all or a specified percentage of his or her Director's Fees for each year of service on the Board in Director Shares, in lieu of cash compensation for such portion thereof, rounded up or down to the next whole share in the event of fractional amounts. The number of Director Shares to be received by each Non-Employee Director shall be determined by dividing the portion of such Non-Employee Director's Director's Fees to be paid in Director Shares by the Fair Market Value of a share of Common Stock on the date such compensation would otherwise have been paid in cash. The Non-Employee Director shall have all the rights and privileges of a stockholder as to such shares, including the right to receive dividends and the right to vote such shares. The Director Shares shall be immediately vested upon grant, shall not be forfeitable to the Company and shall not be subject to any restrictions on transfer (other than those imposed under applicable law or under any trading policy of the Company).



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                                        8

                  7. Deferral of Director's Fees.

                  (a) Deferral Elections.

                        (i) General Provisions. A Non-Employee Director may
                  elect to defer all or a specified percentage of his or her Director's Fees with respect to a Deferral Period in the manner provided in this Section 7; provided, however, that a Non-Employee Director may not elect to defer any Director's Fees which the Non-Employee Director will receive in Director Shares in accordance with Section 6 above. A Non-Employee Director's Deferred Benefit is at all times nonforfeitable. The deferral provisions set forth in this Section 7 shall be non-exclusive and shall not be construed to prevent a Non-Employee Director from deferring Director's Fees under another applicable plan or program of the Company.

                        (ii) Deferral Election Forms. Before the Election Date
                  applicable to a Deferral Period, each Non-Employee Director will be provided with a Deferral Election Form and a Beneficiary Designation Form. In order for a Non-Employee Director to participate in the Plan for a given Deferral Period, a Deferral Election Form, completed and signed by him, must be delivered to the Company on or prior to the applicable Election Date. A Non-Employee Director electing to participate in the Plan for a given Deferral Period shall indicate on his Deferral Election Form:

                              (A) the percentage of the Director's Fees for the
                        applicable Deferral Period to be deferred; and

                              (B) the Non-Employee Director's election either to
                        have distribution of his Deferred Benefit commence following termination of service as a Non-Employee Director or to have such distribution commence as of a date specified by him on such Form, provided, however, that any such election concerning the commencement of distribution of a Non-Employee Director's Deferred Benefit shall be subject to the terms and conditions of
                        Section 7(e); and provided further, however, that in no event may a Non-Employee Director elect to defer any Director's Fees for a period that is less than two years.

                        (iii) Revocation of Deferral Election. A Non-Employee
                  Director may revoke a Deferral Election applicable to a Deferral Period; provided, that in order to be effective, a revocation must be in writing


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                                        9

                  and signed by the Non-Employee Director, must express the Non-Employee Director's intention to revoke his Deferral Election applicable to that Deferral Period, and must be delivered to the Company before the close of business on the Election Date applicable to such Deferral Period.

                  (b) Establishment of Deferred Compensation Accounts. A Non-Employee Director's deferrals will be credited to a Deferred Compensation Account established for that Non-Employee Director. As of the last business day of each calendar quarter, a Non-Employee Director's Deferred Compensation Account will be credited with a number of Phantom Stock Units (including fractions of Phantom Stock Units) determined by dividing (1) the amount of the Director's Fees deferred over such quarter by (2) the average closing price of a share of Common Stock over the applicable calendar quarter. The crediting of Phantom Stock Units to a Non-Employee Director's Deferred Compensation Account shall not confer on the Non-Employee Director any rights as a stockholder of the Company.

                  (c) Dividend Equivalents on Phantom Stock Deferrals. Each Phantom Stock Unit credited to the Deferred Compensation Account of a Non-Employee Director will be credited with an additional number of Phantom Stock Units (including fractions thereof) as dividend equivalents, determined by dividing (A) the amount of cash, or the value (as determined by the Board) of any securities or other property, paid or distributed as dividends in respect of one outstanding share of Common Stock by (B) the Fair Market Value of a share of Common Stock for the date of such payment or distribution. Such credit shall be made effective as of the date of the dividend or other distribution in respect of the Common Stock.

                  (d) Manner of Payment of Deferred Benefit. Payments of Deferred Benefits under the Plan will be in cash or shares of Common Stock, or a combination thereof, as the Board in its sole discretion shall determine. To the extent that cash payments are made hereunder, they shall be based on the Fair Market Value of the Common Stock on the day preceding the day on which the payment is due. The Company shall pay a Non-Employee Director's Deferred Benefit either in a single lump sum or in a series of installments, as the Board in its sole discretion shall determine, provided, however, that if the Board elects to pay a Non-Employee Director's Deferred Benefit in a series of installments, such installments shall be paid no more frequently than quarterly and the Deferred Benefit must be distributed over a period not exceeding five years. The unpaid portion of a Non-Employee Director's Deferred Benefit shall continue to be credited with dividend equivalents as provided in Section 7(c) until it is fully paid.


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                  (e) Commencement of Payment of Deferred Benefit. Except as
         provided in Section 7(f), a Non-Employee Director's Deferred Benefit shall be paid (if payable in a lump sum), or commence to be paid (if payable in a series of installments), to the Non-Employee Director as soon as practicable (but in no event more than 90 days) after the earliest to occur of: (i) termination of service as a Non-Employee Director; (ii) the date specified in the Deferral Election Form executed by the Non-Employee Director; or (iii) the Non-Employee Director's death.

                  (f) Designation of Beneficiary. Each Non-Employee Director may designate a Beneficiary to receive any Deferred Benefit due under the Plan upon the Non-Employee Director's death by executing a Beneficiary Designation Form. A Beneficiary designation is not binding on the Company until the Company receives the Beneficiary Designation Form. If no designation is made or no designated Beneficiary is alive (or in the case of an entity designated as a Beneficiary, in existence) at the time of the Non-Employee Director's death, payments due under the Plan will be made to the Non-Employee Director's estate.

                  (g) Restrictions on Transfer. The Company shall pay all Deferred Benefits payable under the Plan only to the Non-Employee Director or Beneficiary designated under the Plan to receive such amounts. Neither a Non-Employee Director nor his Beneficiary shall have any right to anticipate, alienate, sell, transfer, assign, pledge, encumber or change any benefits to which he may become entitled under the Plan, and any attempt to do so shall be void. A Deferred Benefit shall not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for a Non-Employee Director's or Beneficiary's debts or other obligations.

                  8. Recapitalization or Reorganization.

                  (a) Authority of the Company and Shareholders. The existence of the Plan shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.


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                                       11

                  (b) Change in Capitalization. Notwithstanding any other provision of the Plan, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Board, in its discretion, may make (i) such proportionate adjustments as it considers appropriate (in the form determined by the Board in its sole discretion) to prevent diminution or enlargement of the rights of Non-Employee Directors under the Plan with respect to the aggregate number of shares of Common Stock authorized to be awarded under the Plan, the number of shares of Common Stock covered by each outstanding Option and the exercise prices in respect thereof, the number of shares of Common Stock covered by future Option awards and the number of Phantom Stock Units credited to a Non-Employee Director's Deferred Compensation Account and/or (ii) such other adjustments as it deems appropriate. The Board's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Non-Employee Directors.

                  9. Change in Control. In the event of a Change in Control (i) all Options then outstanding shall automatically become fully vested and exercisable as of the date of the Change in Control and (ii) all Deferred Benefits shall be paid out in a cash lump sum within five business days of the Change in Control. In the case of a Change in Control involving a merger of, or consolidation involving, the Company in which the Company is (A) not the surviving corporation (the "Surviving Entity") or (B) becomes a wholly owned subsidiary of the Surviving Entity or any Parent thereof, each outstanding Option granted under the Plan and not exercised (a "Predecessor Option") will be converted into an option (a "Replacement Option") to acquire common stock of the Surviving Entity or its Parent, which Replacement Option will have substantially the same terms and conditions as the Predecessor Option, with appropriate adjustments as to the number and kind of shares and exercise prices. Notwithstanding the foregoing, in the event of a Change in Control, the Board expressly reserves the discretion to cancel all outstanding Stock Options, effective as of the date of the Change in Control, in exchange for a cash payment to be made to each of the Non-Employee Directors within five business days following the Change in Control in an amount equal to the excess of the fair market value of the Company's Common Stock on the date of the Change in Control over the exercise price of each such Option, multiplied by the number of shares that are subject to such option. Notwithstanding the foregoing, in the event that the Company becomes a party to a transaction that is intended to qualify for "pooling of interests" accounting treatment and, but for one or more of the provisions of this Plan would so qualify, then this Plan shall be interpreted so as to preserve such accounting treatment, and to the extent that any provision of the Plan would disqualify the transaction from pooling of interests accounting treatment then such provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to "pooling of


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                                       12

interests" treatment is required as a condition to the Company's consummation of such transaction.

                  10. Termination and Amendment of the Plan.

                  (a) Termination. The Plan shall terminate as of the tenth anniversary of the Effective Date (as defined in Section 11(i)). Following the tenth anniversary of the Effective Date, no further awards of Director Shares or Options shall be granted pursuant to the Plan and no additional Director's Fees may be deferred by a Non-Employee Director into his or her Deferred Compensation Account.

                  (b) General Power of Board. Notwithstanding anything herein to the contrary, the Board may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part; provided, however, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and provided further, that the Board may not, without shareholder approval, increase the Section 4 Limit except as provided in Section 8(b) above.

                  (c) When Non-Employee Directors' Consents Required. The Board may not alter, amend, suspend, or terminate the Plan without the consent of any Non-Employee Director to the extent that such action would (i) adversely affect his or her rights with respect to Director Shares or Options that have previously been granted or (ii) result in the distribution to such Non-Employee Director of amounts then credited to his Deferred Compensation Account in any manner other than as provided in the Plan or could reasonably be expected to result in the immediate taxation to such Non-Employee Director of Deferred Benefits.

                  11. Miscellaneous.

                  (a) Tax Withholding. The obligations of the Company under the Plan shall be conditioned upon the Company's right, to the extent permitted by law, to deduct all applicable taxes, if any, from any payment of any kind otherwise due to the Non-Employee Director.

                  (b) No Right to Grants or Reelection. No Non-Employee Director shall have any claim or right to receive any grants or awards under the Plan. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company's stockholders, nor confer upon any Non-Employee Director the right to remain a


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                                       13

         member of the Board for any period of time, or at any particular rate of compensation.

                  (c) Unfunded Plan.

                        (i) Generally. This Plan is unfunded. Amounts payable
                  under the Plan will be satisfied solely out of the general assets of the Company subject to the claims of the Company's creditors.

                        (ii) Deferred Benefits. A Deferred Benefit represents at
                  all times an unfunded and unsecured contractual obligation of the Company and each Non-Employee Director or Beneficiary will be an unsecured creditor of the Company. No Non-Employee Director, Beneficiary or any other Person shall have any interest in any fund or in any specific asset of the Company by reason of any amount credited to him hereunder, nor shall any Non-Employee Director, Beneficiary or any other Person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in the Plan. The Company will not segregate any funds or assets for Deferred Benefits or issue any notes or security for the payment of any Deferred Benefits. Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide benefits under the Plan shall not serve in any way as security to any Non-Employee Director, Beneficiary or other Person for the performance of the Company under the Plan.

                  (d) Other Compensation Arrangements. Payments received by a Non-Employee Director under any award made pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other arrangement provided by the Company.

                  (e) Securities Law Restrictions. The Board may require each Non-Employee Director purchasing or acquiring shares of Common Stock pursuant to the Plan to and agree with the Company in writing that such Non-Employee Director is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such


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                                       14

         issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

                  (f) Compliance with Rule 16b-3.

                        (i) The Plan is intended to comply with Rule 16b-3 under
                  the Exchange Act or its successor under the Exchange Act and the Board shall interpret and administer the provisions of the Plan in a manner consistent therewith. To the extent any provision of the Plan or any action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Options) shall be deemed automatically to be incorporated by reference into the Plan.

                        (ii) Notwithstanding anything contained in the Plan to
                  the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Non-Employee Director pursuant to Section 16(b) of the Exchange Act, the Board shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

                  (g) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

                  (h) Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles.

                  (i) Effective Date. The Plan shall be effective as of the Effective Time of the business combination of Pacific Enterprises and Enova Corporation, pursuant to which such corporations will become subsidiaries of the Company (the "Effective Date"), subject to the approval by the Company's shareholders of the Plan at or prior to the first Annual Meeting after the Effective Date. If shareholder approval is not obtained at or prior to the first Annual Meeting, the Plan and any awards thereunder shall terminate ab initio and be of no further force and effect.